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                                                                 Exhibit 3(i)(b)

                                                               STATE OF DELAWARE
                                                              SECRETARY OF STATE
                                                        DIVISION OF CORPORATIONS
                                                       FILED 09:00 AM 05/07/1996
                                                              960132686 - 775645

                            CERTIFICATE OF AMENDMENT

                        OF CERTIFICATE OF INCORPORATION

                                       OF

                           PARK COMMUNICATIONS, INC.

          Park Communications, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

          FIRST: That written consent in lieu of a meeting of The Board of
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Directors of said corporation has been given in accordance with Section 141(f)
of the General Corporation Law of the State of Delaware, and that a resolution was duly adopted authorizing a proposed amendment to the Certificate of Incorporation of said corporation, declaring said amendment to be advisable. The resolution setting forth the proposed amendment to the Certificate of

Incorporation of Park Communications, Inc. is as follows:

          RESOLVED, that Article Fourth of the Certificate of Incorporation be amended and restated to provide as follows:

               "Fourth: The total number of shares of stock which the
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               corporation shall have authority to issue is fifteen millon
               (15,000,000) at a par value of $.0001 per share. All such shares are of one class and are shares of Common Stock.

               Each share of Common Stock, par value $1.00 per share, previously authorized (such Common Stock being hereinafter referred to in this paragraph as "old Common Stock") shall, at the close of business on the date this amendment becomes effective, be changed, reclassified and split into 106,285.7143

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               shares of Common Stock, no par value (such Common Stock into which old Common Stock is changed and reclassified being hereinafter referred to in this paragraph as "new Common Stock"). Of the 15,000,000 shares of new Common Stock authorized, a sufficient number shall be reserved for issuance to the holder of old Common Stock of record at the close of business on the date this amendment becomes effective to effectuate the 106,285.7143-for-one stock split of the old Common Stock, and the remaining shares of new Common Stock shall be regarded as authorized but unissued and unreserved shares of new Common Stock."

          SECOND: That written consent in lieu of a special meeting of the
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stockholders of said corporation has been given in accordance with Section 228 of the General Corporation Law of the State of Delaware, and that the amendment described above was unanimously approved.

          THIRD: That said amendment was duly adopted in accordance with the
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provisions of Sections 228 and 242 of the General Corporation Law of the State
of Delaware.

          In accordance with Section 103(a)(2) and Section 103(b)(2) of the General Corporation Law of the State of Delaware, this corporation hereby executes and acknowledges this Certificate of Amendment of its Certificate of Incorporation this 6th day of May, 1996.

                                         PARK COMMUNICATIONS, INC.


                                         By
                                            --------------------
                                                President